Exhibit 99.1
Press Release

UL Solutions Announces Executive Leadership Changes

New leadership roles position the company for ongoing success in the Testing, Inspection and Certification (TIC) industry

NORTHBROOK, Ill. — Aug. 14, 2025 — UL Solutions Inc. (NYSE: ULS), a global leader in applied safety science, today announced key role changes on its Executive Leadership Team, building on the strong momentum achieved during its first year as a publicly traded company.

Effective Sept. 1, Alex Dadakis, currently Chief Business Operations and Innovation Officer (CBOI), will become President of TIC, succeeding Weifang Zhou. Assuming the CBOI role will be Gitte Schjøtz, currently Chief Operations and Sustainability Officer. Zhou will assume a newly created role as Special Advisor to the CEO.

All three will report to President and CEO Jennifer Scanlon along with other current members of the Executive Leadership Team: Chief Financial Officer Ryan Robinson, Chief Human Resources Officer Linda Chapin, Chief Legal Officer Scott D’Angelo and EVP, President of Software & Advisory John Genovesi.

“Our mission of working for a safer, more secure and more sustainable world has never been more relevant as the market continues to evolve rapidly and technological change proliferates across the 35 industries we serve,” Scanlon said. “These enhancements to our Executive Leadership Team position us well for the future, with a bias toward increased speed and agility to meet and exceed our customers’ needs.”

About UL Solutions
A global leader in applied safety science, UL Solutions (NYSE: ULS) transforms safety, security and sustainability challenges into opportunities for customers in more than 110 countries. UL Solutions delivers testing, inspection and certification services, together with software products and advisory offerings, that support our customers’ product innovation and business growth. The UL Mark serves as a recognized symbol of trust in our customers’ products and reflects an unwavering commitment to advancing our safety mission. We help our customers innovate, launch new products and services, navigate global markets and complex supply chains, and grow sustainably and responsibly into the future. Our science is your advantage.

Media:
Kathy Fieweger
Senior Vice President and Chief Corporate Communications Officer
Kathy.Fieweger@ul.com
+1 312-852-5156

Investors:
Yijing Brentano
Vice President, Investor Relations
IR@ul.com
+1 312-895-9873

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